Exhibit 14.2

Aviza Technology, Inc. Code of Business Conduct and Ethics

Message from the President and Chief Executive Officer

While Aviza Technology, Inc. (formerly, New Athletics, Inc.) is a newly formed publicly traded company, Aviza, Inc. (formerly, Aviza Technology, Inc.) and Trikon Technologies, Inc. have been in business since 2003 and 1997, respectively, and we are proud of the reputation and trust we have earned with our employees and our business partners. We are determined to protect this reputation by continuing to uphold Company policies and abide by the laws and regulations applicable to our business. In this regard, all Aviza personnel – our employees, directors, contractors, consultants, advisors, temporary employees and representatives of Aviza worldwide, including those of our affiliated and subsidiary entities — have the responsibility to read, understand, and follow the principles and standards contained in this Code of Business Conduct.

It is difficult to make a policy that applies to every situation, and there will be times when the Code may not address a particular question. In those circumstances, you should apply common sense, good judgment, and integrity to every business issue. If you have questions, please contact your supervisor or your Human Resources representative. However, you should always feel free to bring questions and issues directly to Executive Vice President and Chief Financial Officer Patrick O’Connor, who has responsibility for ensuring Aviza’s compliance with laws and regulations which apply to our business.  Aviza’s success depends upon each of us.

Acting at all times with integrity and maintaining the highest ethical standards is not only good policy, but is also good business. Every Aviza employee and shareholder relies upon you to do the right thing: acting today with the highest personal and business standards will have significant impact on Aviza’s reputation and business success tomorrow.

Sincerely,

Jerry Cutini

President and CEO

December 1, 2005

Aviza Technology, Inc. Code of Business Conduct and Ethics

104 Business Ethics and Code of Conduct

Overview

Aviza places the highest value on the integrity of each of its employees and representatives, and expects to operate its worldwide business in accordance with the highest ethical standards and applicable laws.  The Board of Directors of the Company has adopted the following Code of Business Conduct and Ethics for directors, officers and employees of the Company. This Code is intended to focus each director, officer and employee on areas of ethical risk, provide guidance to such persons to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability. Each director, officer and employee must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors, officers and employees. Each director, officer and employee is encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of their superior or any member of the Disclosure Committee or to the Audit Committee, who may consult with outside legal counsel, as appropriate. The Sarbanes-Oxley Committee is comprised of employees representing each functional department of the Company. The Audit Committee members are listed in the Company’s annual Proxy Statement. Please consult with the President or any member of the Audit Committee for a current listing of the members of these committees.

The words “employee” and “employees” when used hereafter in the Code, is intended to mean each and every employee, director, officer, contractor, advisor, consultant, temporary employee or representative, in whatever business line, country or region when acting on behalf or within the scope of your employment, business or contractual relationship with Aviza.

Every employee must read and understand the Code before undertaking any work on behalf of Aviza. You must sign the Receipt and Acknowledgment attached that you have received, read, understand and will comply with the Code.

Applicable Laws

The Company and its employees must, at all times, comply with all applicable laws and regulations, including the Sarbanes-Oxley Act of 2002. The Company will not condone the activities of employees who achieve results through violation of the law or unethical business dealings. This includes any payments for illegal acts, indirect contributions, rebates, and bribery. The Company does not permit any activity that fails to stand the closest possible public scrutiny.

All business conduct should be well above the minimum standards required by law. Accordingly, employees must ensure that their actions cannot be interpreted as being, in any way, in contravention of the laws and regulations governing the Company’s operations. Employees uncertain about the application or interpretation of any legal requirements should refer the matter to their superior or any member of the Sarbanes-Oxley Committee or the Audit Committee, who may consult with outside legal counsel, as appropriate.

Any employee, officer or director involved in court or other similar proceedings arising out of his or her employment with, or service to, Aviza is expected to abide by the rules, cooperate with the orders of, and not in any way commit perjury or obstruction of justice. All Company employees must, at a minimum, comply with all applicable laws that relate to the conduct of our business in the relevant jurisdiction.

Generally Accepted Accounting Principles (GAAP)

Generally Accepted Accounting Principles are accounting principles that are considered to have substantial authoritative support. Pronouncements made by the Financial Accounting Standards Board (FASB) are considered GAAP. You can learn more about GAAP and FASB at http://www.fasb.org. All company records are to be in compliance with Generally Accepted Accounting Principles and Securities and Exchange Commission laws and regulations.

Employees are expected to maintain accurate and reliable corporate records that comply with GAAP, the SEC, and Company policies and procedures.

Aviza’s CEO, CFO, and others identified by the CEO have specific legal obligations to ensure that Aviza provides full, fair, accurate, timely, and understandable financial reports and internal controls.

Antitrust – Competition

All employees must comply with antitrust and competition laws throughout the world. These laws protect the free enterprise system and encourage vigorous, but fair, competition. Failure to comply with antitrust or competition laws could result in heavy fines for Aviza and for individual employees (including possible imprisonment in criminal cases, and high damage awards and injunctions in civil cases). All Aviza product and service development, manufacturing, and sales efforts must conform to the highest ethical standards. Our employees are strictly forbidden from engaging in or conspiring to do any of the following:

•                  price fixing, bid rigging, colluding to allocate customers or markets, boycotting suppliers or customers, or misrepresenting our own products or services

•                  disparaging a competitor

•                  selling, revealing or misusing confidential, proprietary or trade secret information of Aviza or a third party

•                  offering, paying or receiving bribes or kickbacks

•                  trying to set with a competitor minimum or maximum prices or divide or allocate customers, territories or product markets

Further, no employee may engage in price discrimination between our customers or impose unreasonable restrictions on re-sale pricing for our products or services. Employees should seek the advice of Patrick O’Connor when confronted with business decisions involving risks of antitrust exposure for Aviza or individual employees.

Moral and Ethical Standards

All employees are expected to adhere to sound moral and ethical standards.

The Company’s reputation depends on the conduct of it employees. Every employee of the Company must play a part in maintaining the Company’s reputation for the highest ethical standards. The Company expects its employees to conduct themselves in a businesslike manner. Drinking alcohol, taking illegal drugs, gambling, fighting, swearing, and similar unprofessional activities are strictly prohibited while on company premises or while representing the Company.  In the case of alcoholic beverages, if a customer offers alcohol at an event, an employee may accept, but should always remember that he or she is representing Aviza.  Employees must not engage in sexual harassment, or conduct themselves in a way that could be construed as such, for example, by using inappropriate language, keeping or posting inappropriate materials in their work area, or accessing inappropriate materials on their computer. See the Employee Handbook for more details on this policy. This conduct can be reported on the Company’s online confidential reporting system located on the home page of our internet and intranet sites.

Unlawful Harassment or Discrimination

Aviza wants to provide a work environment that is productive and affirms the dignity of each employee, free of harassment. In accordance with applicable law, Aviza prohibits sexual harassment of any kind, or discrimination because of national origin, ancestry, race, color, religion, age, disability, sex, veteran status, sexual orientation, or any other basis protected by federal, state or local law. Any employee that is aware of any other employee being subjected to harassment or discrimination of any kind is directed immediately to report the matter to your Human Resources representative.

Loyalty and Corporate Opportunity

Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, officers and employees are prohibited from a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of Company property, information or position; b) using Company property, information or position for personal gain; and c) competing with the Company.

Conflicts of Interest

The Company expects that employees will perform their duties conscientiously, honestly, and in accordance with the best interests of the Company. Employees must not use their position or the knowledge gained as a result of their position for private or personal advantage. All directors, officers and employees of the Company have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest with the Company. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company as a whole. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier, or to have a significant financial interest (ownership of otherwise) in any company that is a competitor, customer or supplier. A “significant financial interest” means (i) ownership of greater than 1% of the equity or (ii) an investment that represents more than 5% of the total assets of the employee. You are not permitted to work simultaneously for a competitor, including as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on behalf of the Company. Regardless of the circumstances, if employees sense that a course of action they have pursued, are presently pursuing, or are contemplating pursuing may involve them in a conflict of interest with the Company, they should immediately communicate all the facts to Human Resource Department.

The following guidelines have been developed to help you avoid any activity, agreement, business investment, or interest that could be in conflict with the Company’s interests or that could interfere with your duty and ability to best serve the Company. If you are unsure whether a conflict exists, please seek further clarification by contacting the Human Resources Department.

The term “family member” means a spouse, son, daughter, brother, sister, parent or any relation not more remote than first cousin.

The following are examples of potential conflicts of interest for employees:

•                  serving as a proprietor, general partner, officer, employee or director of any other company or entity without first obtaining written consent from Patrick O’Connor

•                  using the Aviza name, customer or employee lists or confidential, proprietary or trade secret information of Aviza for any purpose other than Aviza business or functions, without the prior approval from Patrick O’Connor

•                  serving as a proprietor, general partner, officer, advisor, consultant, employee, director or representative of another firm if:

•                  the firm competes in any way with Aviza or does business with Aviza

•                  it would interfere with the employee’s obligations to Aviza because of the demands of time or interest

•                  it would identify Aviza with an activity or cause with which Aviza does not want to be identified

•                  it would disclose confidential, proprietary or trade secret information of Aviza or our business partners

•                  conducting personal or other business with a company that conducts business with Aviza (including any of our customers or suppliers)

Even if there is no apparent conflict, employees must provide written notice of any potential conflict to Patrick O’Connor, and where an actual conflict exists, obtain prior written consent, when becoming a director, advisor, consultant, employee or representative of any other company or entity.

•                  You also must avoid any significant financial interests, as described above, which might create a conflict of interest or lead to divided loyalties. You are in the best position to know whether your financial interests or investments are material and might create a conflict of interest.

You must disclose in writing in advance to Patrick O’Connor all situations where you may be representing Aviza in a business relationship or negotiation that involves a family member. Also, Aviza believes that all supervisor-subordinate relationships must be free of favoritism, special treatment or conflicts of interest (or any appearance). For this reason, you may not hold a position within Aviza where your employment will be directly reviewed or influenced by a family member, relative or someone with whom you have or have had a close personal or intimate relationship.

Loans to Company Officers

It is unlawful for Aviza, directly or indirectly, to make loans to or for any director or executive officer. This includes arranging for the loan or extension of credit or renewing an existing loan or extension of credit.

Outside Activities, Employment and Directorships

All employees share a serious responsibility for the Company’s good public relations, especially at the community level. Their readiness to help with charitable, educational, and civic activities brings credit to the Company and is encouraged. Employees must, however, avoid acquiring any business interest or participating in any other activity outside the Company that would, or would appear to:

•                  Create an excessive demand upon their time and attention, thus depriving the Company of their best efforts on the job; or

•                  Create a conflict of interest “an obligation, interest, or distraction” that may interfere with the independent exercise of judgment in the Company’s best interest.

Relationships with Clients and Suppliers

Employees should avoid investing in or acquiring a financial interest for their own accounts in any business organization that has a contractual relationship with the Company, or that provides goods or services, or both to the Company, if such investment or interest could influence or create the impression of influencing their decisions in the performance of their duties on behalf of the Company.

Gifts, Entertainment, and Favors

Employees must not accept entertainment, gifts, or personal favors that could, in any way, influence, or appear to influence, business decisions in favor of any person or organization with whom or with which the Company has, or is likely to have, business dealings. Similarly, employees must not accept any other preferential treatment under these circumstances because their position with the Company might be inclined to, or be perceived to, place them under obligation. See the Employee Handbook for more details on this policy

Kickbacks and Gratuities

Aviza considers it to be unethical and illegal for any employee to accept or offer payment, gift, gratuity, or employment to or from vendors, contractors, or government officials as an inducement for preferential treatment. Regarding the Company’s business activities, employees may not receive payment or compensation of any kind, except as authorized under the Company’s remuneration policies. All offers for kickback and gratuity shall be reported to the controller.

In particular, the Company strictly prohibits the acceptance of kickbacks and secret commissions from suppliers or others. Any breach of this rule will result in disciplinary action, up to and including immediate termination and prosecution to the fullest extent of the law.

Aviza does not consider the giving or acceptance of a ball cap, tee shirt, jacket, an occasional lunch, game of golf, or the like with non government officials to be a kickback, gift or gratuity for the purpose of this policy.

Foreign Corrupt Practices

Aviza employees must comply with the United States Foreign Corrupt Practices Act and other anti-corruption laws that apply wherever we do business. Aviza employees and agents must not directly or indirectly offer or make a payment to any domestic or foreign government official, political party or candidate, or employee of any enterprise owned or controlled by a government agency, for the purpose of influencing any official act or inaction, or obtaining, retaining or directing business to or on behalf of Aviza. Our employees must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding or misuse of company assets, or falsification of records.

Money Laundering

People engaged in certain criminal activities, such as illegal drugs and fraud, may try to disguise proceeds of their crimes as legitimate funds. Many countries including the U.S. have enacted laws against money laundering that prohibit businesses from accepting or processing proceeds of criminal activities. Some of these laws require the reporting of certain cash or other suspicious transactions. Our employees responsible for documenting customer transactions should use due care to “know your customer,” follow proper procedures for documenting the source and manner of payments, and otherwise help our company to detect and avoid transactions that may involve illegal money laundering.

International Boycotts

Aviza complies with all U.S. anti-boycott laws. This applies everywhere we do business, in all parts of the world. U.S. anti-boycott laws are intended to prevent Aviza from taking any action in support of a boycott imposed by one country upon another country that is friendly to the United States.

Under U.S. anti-boycott laws, Aviza must report any request to participate in an international boycott. Requests are often found in letters of credit, shipping instructions, certificates of origin and other contract-related documents. A typical boycott request would be a request for a “negative certificate of origin.” With this type of request, the customer will ask for Aviza to certify that the “Products supplied are not made in (a particular country), directly or indirectly, in whole or in part”, or words to that effect.

Complying with this request may be prohibited by U.S. law and must be reported to the U.S. Government. Failure to report receiving these requests is also a violation of U.S. anti-boycott legislation. A boycott request must be reported immediately to your local Export Compliance Officer, whether the transaction takes place. Any questions should be directed to Patrick O’Connor.

Improper Influence on Conduct of Audits

No officer, director, or any other person acting under the direction thereof, shall take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading. Examples of such behavior include, but are not limited to:

•                  Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services.

•                  Providing an auditor with an inaccurate or misleading legal analysis.

•                  Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to Aviza’s accounting policies or procedures.

•                  Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting policies or procedures.

•                  Blackmailing, and Making physical threats

•                  Confidential Information

Employees and Directors may not divulge confidential or proprietary information except as authorized by the CEO.

Safeguarding Aviza and Customer Assets and Records

Safeguarding Aviza and customer assets is the responsibility of all employees. Examples of assets and records to be safeguarded include cash, inventory, financial records, tools and equipment. Using Aviza materials, assets or facilities for purposes not directly related to company business, or removing or borrowing Aviza or customer property without permission, is not permitted

The Company imposes strict standards to prevent fraud and dishonesty; and Aviza will not tolerate any act that involves theft, fraud, embezzlement, misappropriation, improper use or destruction of any property, including property of our employees or any third parties.

If employees become aware of any evidence of fraud and dishonesty, they should immediately report it in accordance with the Company’s Whistle-blower’s Policy. This conduct can be reported on the Company’s online confidential reporting system located on the home page of our intranet sites.

When an employee’s position requires spending Company funds or incurring any reimbursable personal expenses, that individual must use good judgment on the Company’s behalf to ensure that good value is received for each expenditure.  Company funds and all other assets of the Company are for Company purposes only and not for personal benefit. This includes the personal use of organizational assets, such as computers. See the Employee Handbook for more details on this policy.

Company Records and Communications

As a public company, Aviza, through its employees, directors, contractors and agents of Aviza entities worldwide, has a responsibility to provide full, fair, accurate, timely and understandable disclosure of its business and financial condition in the periodic reports we are required to file with the United States Securities and Exchange Commission. As a result, the integrity of our financial information is paramount. The Company’s financial information guides the decisions of our Board of Directors and is relied upon by our stockholders and the financial markets.

It is the Company’s policy to maintain books, records and accounts in reasonable detail to accurately and fairly reflect all of the Company’s transactions. The Company and its subsidiaries maintain a system of internal accounting controls designed to reinforce policy compliance.

Each of our employees with responsibility for maintaining and completing Aviza records must do so accurately and completely, including Aviza internal and external reporting records and documents.

No false, misleading or artificial entries may be made on Aviza books, records or reporting. All transactions must be fully, accurately, honestly and completely documented and timely recorded in Aviza’s accounting records and reporting. All processes for executing and recording transactions must also be followed – this includes all approvals and reporting required for pricing commitments and concessions to our customers and suppliers. The full and final terms of each transaction between Aviza and our customers and suppliers must be fully documented at the time of the transaction.

Verbal or written “side” agreements or arrangements on material aspects of a transaction are inappropriate and a violation of this Code.  We are required by SEC rules to maintain effective “disclosure controls and procedures” so that financial and non-financial information we are required to report to the SEC is timely and accurately reported, both to Aviza’s senior management and in the public filings we make. All employees are expected, within the scope of their employment duties, to follow our disclosure controls and procedures.

In addition, employees must not make or engage in any false record or communication of any kind, whether internal or external, including but not limited to:

•                  False expense, attendance, production, financial, or similar reports and statements

•                  False advertising, deceptive marketing practices, or other misleading representations

Records Retention

All employees are expected to follow the records retention and destruction policies that Aviza implements and communicates from time to time. It is our policy not to destroy or alter our records or documents (whether in paper form, emails, or otherwise) in response to or in anticipation of any legal proceeding or government inquiry or investigation.

Federal criminal liability may be imposed on any person who:

•                  corruptly alters, destroys, mutilates or conceals a record, document or other object with the intent to impair its availability for use in an official proceeding, or

•                  knowingly alters, covers up, falsifies or makes a false entry in any record, document or tangible object with the intent to impede or obstruct the investigation or administration of any matter by a federal government agency or bankruptcy court.

Export and Import Control Laws and Regulations

Aviza is committed to complying with the export and import control laws and regulations of all countries in which Aviza does business. Compliance with these laws and regulations may result in some loss of business opportunities, or may impose burdens or additional expenses on our operations. However, failure to comply may result in heavy fines and penalties and loss of exporting or importing privileges.

Compliance with export and import control regulations requires that we know the end-use and end-user for all Aviza transactions. For this reason, our employees responsible for exporting Aviza products, including spare parts and software, are responsible for reviewing and screening transactions and customers to ensure compliance with export requirements, and our employees responsible for preparing import or export documentation must prepare such documentation fully and truthfully– including all questions and information concerning identity, value or duty due

Dealing With Outside People and Organizations

Employees must take care to separate their personal roles from their Company positions when communicating on matters not involving Company business. Employees must not use Company identification, stationery, supplies, and equipment for personal or political matters.

When communicating publicly on matters that involve Company business, employees must not presume to speak for the Company on any topic. The Company has adopted a Communications & Disclosure Policy, which fully delineates the lines of communication for Aviza.  The President and CEO is responsible for directing the flow of investor relations communications for the Company. Any questions from the press or public should be referred to the President and CEO. Public comments about the Company’s business should be limited to information that has been publicly disclosed in either a quarterly (Form 10-Q) or annual (Form 10-K) filing with the SEC or in a Company press release. For convenient reference, copies of all such filings and reports are kept in the reception area.

When dealing with anyone outside the Company, including public officials, employees must take care not to compromise the integrity or damage the reputation of either the Company, or any outside individual, business, or government body.

Prompt Communications

In all matters relevant to customers, suppliers, government authorities, the public and others in the Company, all employees must make every effort to achieve complete, accurate, and timely communications.

Privacy and Confidentiality

Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers, if disclosed. Directors, officers and employees of the Company must maintain the confidentiality of confidential information entrusted to them by the Company.

When handling financial and personal information about customers or others with whom the Company has dealings, observe the following principles:

Collect, use, and retain only the personal information necessary for the Company’s business. Whenever possible, obtain any relevant information directly from the person concerned. Use only reputable and reliable sources to supplement this information.

Retain information only for as long as necessary or as required by law. Protect the physical security of this information. In the event of a subpoena, or a pending, imminent or contemplated litigation of governmental investigation, records should not be destroyed. In such event, please consult with the President and CEO or directly with the Company’s legal counsel.

Limit internal access to personal information to those with a legitimate business reason for seeking that information. Use only personal information for the purposes for which it was originally obtained. Obtain the consent of the person concerned before externally disclosing any personal information, unless legal process or contractual obligation provides otherwise.

Employee Privacy

Aviza is committed to protecting the privacy of its employees. This includes employee data maintained by the company. Employee data will primarily be used to support Company operations, provide employee benefits, and comply with laws and regulations. The Company and all employees are expected to comply with all data protection laws, regulations, and Company policies.

Insider Trading – Obligations under Securities Law

Generally, directors, officers and employees who have access to or knowledge of confidential information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information. Please consult with the Company’s written policy on insider trading for more details.  All employees are required to read and sign a copy of the policy and a copy is maintained on the Company’s Intranet.

Computing Resources, Email, and the Internet

All Internet related services are intended to be used for company business. All information on company computer systems, including electronic mail, is the property of the Company. To ensure that computing resources are used in accordance with expectations, management may inspect and disclose the contents of electronic messages if such inspection and disclosure is made for legitimate business purposes or as necessary to protect the rights and property of the Company.

Use of computing resources to offend or harass others is not acceptable and prohibited. Employees, who use the Internet to access sites that contain offensive materials related to sex, race, or other protected categories, or who otherwise violate these prohibitions, will be subject to termination.

Political Activities

Aviza considers itself an apolitical organization. As such, no Company funds or assets will be contributed or used for the purpose of influencing any election without the approval of the Company Board of Directors. This policy does not prohibit Company participation in trade or special interest organizations.

Safety and the Environment

Aviza is committed to full compliance with all safety and environmental laws and regulations, both foreign and domestic. We expect our employees to report appropriately any violations of environmental laws and any exposure to hazardous materials or substances which are not being handled or disposed of properly.

Timeliness

All employees are expected to carry out their assigned duties in a timely manner.

Compliance Procedures

Any employee who knows, or has reason to believe, of violations to this or other company policies and procedures is expected to promptly report the violation to the Vice President of Human Resources or to the Chief Financial Officer if the suspected violation occurs in the Human Resource Organization:

Telephone: 831-438-6169 (VP HR) or 831-439-6360 (CFO)

FAX: 831-439-4647  (VP HR) or 831-439-6320 (CFO)

Email:  damis@amisco.org

Mail: Aviza Technology, Inc.

Vice President of Human Resources or Chief Financial Officer

440 Kings Village Road

Scotts Valley, CA 95066

Reporting may be anonymous. No employee will be subject to retaliation, discrimination, or other adverse treatment for reporting known or suspected violations of this Code and other Company policies and procedures. Alternatively, employees may contact any member of the Sarbanes-Oxley Committee or the Audit Committee of the Board of Directors. This includes, but is not limited to, concerns regarding questionable accounting or auditing matters or internal controls. The Company will not permit retaliation of any kind by or on behalf of the Company against good faith reports or complaints of violations of this Code or other illegal or unethical conduct. This conduct can be reported on the Company’s online confidential reporting system located on the home page of our internet and intranet sites.

Failure to Comply

A failure by any director, officer or employee to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, including immediate dismissal and if warranted, legal proceedings. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline.

Each year, Company Officers are required to state in writing that they have no knowledge of material violations to this and other Company policies other than those that may have been previously reported, if any.

As part of its regular auditing procedures, Aviza’s audit committee will periodically review internal policies and procedures and report their finding to executive management.

Aviza’s external auditors are also expected to report in writing any known or suspected violations of this and other Company policies.

Aviza discloses this Code of Ethics on its web site in addition to all other filing requirements.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Document Control

This document is authorized by the President and Chief Executive Officer, who has the sole responsibility for the interpretation this document. Any changes to this document is the sole responsibility of the Board of Directors, President and Chief Financial Officer and any changes shall be noted as such, with the effective date of change.

Revision Information

The date this document was revised and by whom. Describe any changes made and reasons for the revision.

Related Documents

All Company policies, procedures, and internal controls are related to this document.

Effective Date:	May 17, 2005
Revision Date:	December 1, 2005

Policy No.  104  Issued  5/17/2005

Revised, effective November 10, 2008, to delete the following sentence:  “This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.”

Policy Handbook

Table of Contents

Policy Index

Policy No.  104